Exhibit 99.1

Pericom Board Sends Letter to Shareholders Strongly Recommending

They Vote “FOR” the Proposed Acquisition by Diodes

Mails White Proxy Card for Special Meeting on November 20, 2015

Files Investor Presentation Highlighting the Significant and Unacceptable Risks

of the Inferior Offer from Montage Technology Group

Milpitas, CA – November 5, 2015 – Pericom Semiconductor Corporation (“Pericom” or the “Company”) (NASDAQ: PSEM) today announced that its Board of Directors sent a letter to its shareholders urging them to vote “FOR” the previously announced merger agreement (the “Diodes Agreement”) with Diodes Incorporated (“Diodes”) (NASDAQ: DIOD), pursuant to which Pericom shareholders are entitled to promptly receive $17.00 per share in cash, subject only to Pericom shareholder approval. The letter, a copy of which is included below, addresses the Board’s significant concerns with the clear and fundamental risks associated with the offer made by Montage Technology Group Limited (“Montage”), including risks and uncertainties regarding Montage’s ability (or unwillingness) to obtain financing and regulatory approvals for an acquisition of Pericom and Montage’s ability to ultimately close a transaction with Pericom in a timely fashion, if at all. The letter to shareholders also responds to and clarifies a number of misleading statements that Montage has repeatedly made in communications to Pericom shareholders in its effort to conceal the significant risks associated with Montage’s offer.

Pericom has mailed a white proxy card to its shareholders in connection with its Special Meeting of Shareholders (the “Special Meeting”), which is scheduled to be held on November 20, 2015. The Special Meeting is being called primarily to seek shareholder approval of the Diodes Agreement. Pericom shareholders of record as of the close of business on September 22, 2015 are entitled to vote at the Special Meeting.

In connection with the Special Meeting, Pericom has filed an investor presentation with the U.S. Securities Exchange Commission (“SEC”) detailing the rationale for the Board’s unanimous approval of the Diodes Agreement and the Board’s unanimous decision to reject the inferior offer from Montage based on the significant and unacceptable risks associated with that offer.

November 5, 2015

Dear Shareholders,

A Special Meeting of Shareholders of Pericom Semiconductor Corporation will be held on November 20, 2015, at which you will be asked to approve the Agreement and Plan of Merger between Diodes Incorporated and Pericom, dated September 2, 2015 (the “Diodes Agreement”). The Pericom Board of Directors unanimously recommends that Pericom shareholders vote “FOR” the acquisition of Pericom by Diodes. Your vote in support of the proposed acquisition by Diodes is essential to lock in the substantial cash premium represented by the $17.00 per share purchase price offered by Diodes, which we believe is clearly in the best interests of Pericom shareholders.

THE MONTAGE OFFER IS CLEARLY NOT IN THE BEST INTERESTS OF PERICOM SHAREHOLDERS

BECAUSE THE HIGHLY UNCERTAIN PREMIUM IS INSUFFICIENT TO OUTWEIGH

THE SIGNIFICANT TIMING AND DEAL CERTAINTY RISKS ASSOCIATED WITH THE OFFER

In summary, the key elements of the Montage Offer that the Pericom Board of Directors find most troubling are:

•	Despite its claims, the one-page financing letters provided by Montage’s lenders are not full commitments to finance a transaction with Pericom;

•	For example, the one-page letter from the Bank of China Shanghai Pudong Branch states that any financing to be provided to Montage “needs to be evaluated by [Bank of China’s] committee and will not be issued until all the conditions that [Bank of China] requires and admits are fully satisfied”. However, the Bank of China Shanghai Pudong Branch’s letter does not include any details regarding what those conditions may be and, despite repeated requests, Montage has not provided any further information regarding such conditions.

•	Montage has removed regulatory approvals as a condition to closing although they still must be obtained for a lawful closing;

•	Cannot contract away the oversight of third party regulators and to suggest such an action demonstrates a move to hide the facts

•	Because Montage is a Cayman company with few assets in the United States, enforcement of any judgment against Montage will be problematic – a risk Montage itself clearly stated in its IPO prospectus; and

•	If for any reason, Montage is unable or unwilling to close the proposed transaction with Pericom, the only real recourse for Pericom shareholders may be the $43 million reverse break-up fee (vs. $400 million of market premium from Diodes).

As you may know, subsequent to signing the Diodes Agreement, the Pericom Board received an unsolicited acquisition offer from Montage Technology Group Limited (“Montage”) with a proposed purchase price of $18.50 per share (the “Montage Offer”). Clearly, the additional $1.50 per share premium compared to the price offered by Diodes merited serious consideration by the Pericom Board.

However, the Pericom Board has a duty to obtain the highest value reasonably available to our shareholders, and in carrying out such duty, the Pericom Board must consider all factors, including the likelihood of completing a transaction. Accordingly, we devoted a significant amount of time and resources to fully evaluating the Montage Offer and conducted a thorough analysis and comparison of the Montage and Diodes offers to determine what is in the best interests of our shareholders.

After careful consideration and extensive consultation with our independent financial advisor, Cowen and Company, and outside legal advisors, including Latham & Watkins and Lee & Li, and extensive discussions and negotiations with Montage and its advisors, the Pericom Board of Directors unanimously determined that the premium represented by the Montage Offer is highly uncertain, does not outweigh or adequately compensate our shareholders for the very real possibility that Montage would not be able to close an acquisition of Pericom, and is clearly not in the best interests of our shareholders.

As discussed in greater detail below, the Board’s unanimous decision was based, in part, on the serious doubts and concerns that the Board has with respect to Montage’s ability to obtain the financing and regulatory approvals necessary to consummate an acquisition of Pericom.

•	Despite numerous and repeated requests by Pericom, both prior to and following execution of the Diodes Agreement, Montage has refused to provide customary, reliable or sufficient financing commitments to consummate a transaction with Pericom. The only reasonable conclusion that can be drawn from Montage’s otherwise inexplicable failure to provide such commitments despite having repeated opportunities and many months to do so is that Montage is indeed unable to actually secure such financing.

•	Montage has also dismissed and failed to thoughtfully consider the implications of, or even how it plans to address, the myriad of regulatory approvals that will be required in connection with an acquisition of Pericom, including approvals from numerous governmental agencies in the People’s Republic of China (PRC) and Taiwan (which will almost certainly require divestiture of Taiwanese assets by Pericom) and from the Committee on Foreign Investments in the U.S. (CFIUS). Indeed, rather than actually addressing Pericom’s concerns with respect to the regulatory approvals required in a revised offer received November 4, Montage avoids the issue entirely by simply eliminating any requirement that regulatory approvals be obtained. While this might be the quickest way to “address” Pericom’s concerns with respect to regulatory approvals, regulatory oversight cannot be contracted away, and an acquisition of Pericom by Montage will still be subject to regulatory filings and regulatory scrutiny. Simply stated, Pericom’s concerns with respect to obtaining regulatory approvals have not been cured by Montage’s hasty attempt to contractually do away with legally required approvals.

Again, we believe Montage is consistently misrepresenting the one-page financing letters as “committed financing” and challenge Montage to be transparent with investors and make available the one-page financing letters as provided by Bank of China Shanghai Pudong Branch and CEC. Despite repeated requests and many months to do so, Montage has yet to provide the Pericom Board with any level of reasonable assurance that it has secured committed financing or that it has a legitimate plan to obtain regulatory approvals. As a result, the Montage Offer asks Pericom shareholders to sacrifice a highly certain, near-term $17.00 per share offer from Diodes in the hopes of obtaining, at some point in the future, if at all, a highly uncertain premium from a buyer who has consistently failed to address the material risks associated with its offer. We believe that there is a substantial risk that pursuing a transaction with Montage would leave our shareholders holding the bag, with nothing more than a $43 million reverse breakup fee (which amounts to less than 11% of the $400 million value represented by the premium offer from Diodes) as compensation if Montage cannot (or chooses not to) close the deal.

The Pericom Board does not believe that our shareholders should take the substantial risk that Montage will not be able to (or chooses not to) close a transaction with Pericom, and we strongly urge you to vote in favor of the Diodes Agreement. We also ask you to keep in mind that collectively the Pericom Board and senior management team own more than 10% of the Company’s shares, and our interests in achieving the best possible outcome are fully aligned with other Pericom shareholders.

THE DIODES AGREEMENT PROVIDES SUBSTANTIAL CASH VALUE

AND CLOSING CERTAINTY TO PERICOM SHAREHOLDERS

Contrary to Montage’s misleading communications directed at Pericom shareholders, in which Montage has accused the Pericom Board of “going through the motions,” and simply “sign[ing] up” to Diodes’ $17.00 per share offer, the Pericom Board has engaged in a rigorous, objective and competitive process from July 2014 to October 2015 with the help of our independent financial and legal advisors to determine the best outcome for Pericom shareholders. The process began with outreach to 23 third-parties through our independent financial advisors, including representatives of Cowen and Company, to discuss the possibility of a strategic transaction with Pericom. Pericom’s management met with 12 parties, signed non-disclosure agreements with 3 parties, including Diodes and Montage, and then entered into serious and proactive negotiations with Diodes and Montage that included in-person meetings, Pericom Board meetings and outreach from management and bankers in an effort to deliver the greatest value to Pericom shareholders. Throughout the sale process, the Pericom Board consulted extensively with its independent financial advisors, Cowen and Company, and its outside legal advisors, Latham & Watkins.

Through this extensive, objective and rigorous exercise, the Pericom Board unanimously determined that a transaction with Diodes is in the best interests of Pericom shareholders as it provides substantial cash value and closing certainty. The Diodes transaction provides for the conversion of each share of Pericom into the right to receive $17.00 in cash without interest for an aggregate consideration of approximately $400 million. This price represents a 39.6% percent premium to the closing price on September 2, 2015, and a 39.3% premium to Pericom’s 30-day volume weighted average price (VWAP). This purchase price exceeds the five-year trading high in Pericom shares by 3.7%.

Furthermore, the Diodes Agreement is backed by a fully-funded credit agreement and term loan from Bank of America, and the transaction is not subject to any regulatory approvals. This straightforward and value-enhancing transaction is expected to close in the fourth quarter of 2015 (as early as November 24, 2015), pending your approval at the Special Meeting.

Diodes presented us with a strong offer soon after we entered into negotiations. On the other hand, Montage to date has been unable to provide adequate assurance that its offer is viable, despite our repeated requests for such assurances and several months to execute. Specifically, Montage has not been able to demonstrate to the Pericom Board that it can overcome the significant financing, regulatory and other risks associated with its offer. In fact, Montage’s ability to close a transaction still remains highly uncertain and significantly less likely than the closing of the Diodes transaction.

MONTAGE HAS BEEN UNABLE TO SECURE COMMITTED FINANCING

Montage argued in its November 2 letter to our shareholders that the Bank of China Shanghai Pudong Branch and China Electronics Financial Co., Ltd. (CEC) are reputable financial institutions and are equipped to finance Montage’s proposed acquisition. We don’t have any reason to disagree with that characterization of these lenders, but that does not mean either lender will actually provide financing to Montage when it is requested. In other words, the Pericom Board’s concerns with respect to the financing letters provided by CEC and Bank of China Shanghai Pudong Branch remain because they are highly conditional and do not provide the requisite assurance that those institutions are actually committed to financing the full purchase price of this transaction.

We believe Montage is consistently misrepresenting the one-page financing letters as “committed financing” and challenge Montage to be transparent with investors and make available the one-page financing letters as provided by Bank of China Shanghai Pudong Branch and CEC. Despite what Montage claimed in its letter to our shareholders, the one-page financing letters Montage has obtained from the Bank of China Shanghai Pudong Branch and CEC do not provide adequate assurance that Montage will be able to finance a proposed transaction with Pericom. In fact, they provide no meaningful commitment at all, a fact that Pericom has reiterated to Montage on numerous occasions during the course of our negotiations.

These letters lack the rigor and security typically found in financing commitment documents prepared for similar transactions of this size and nature, and as such provide no real enforceable commitment from either lender. To begin with, neither of the one-page financing letters even provides financing for the full amount of the purchase price. Moreover, the financing letters are subject to broad and vague conditions that provide the lenders with excessive discretion to withdraw their commitments to provide financing.

For example, the one-page letter from the Bank of China Shanghai Pudong Branch states that any financing to be provided to Montage is subject to evaluation by its committee and will not be issued until all the conditions that the Bank of China Shanghai Pudong Branch requires are fully satisfied. However, the Bank of China Shanghai Pudong Branch’s letter does not include any details regarding what those conditions may be and, despite repeated requests, Montage has not provided any further information regarding such conditions.

Furthermore, both one-page financing letters are subject to the laws of the PRC, creating even greater uncertainty with respect to the ability to enforce such letters. Together with the broad discretion granted to the lenders under each financing letter and the lack of clarity with respect to the conditions each “commitment” is subject to, the Pericom Board has serious concerns that Montage has no real financing commitments at all.

The Pericom Board simply cannot conclude, and Montage has failed to provide documentation to evidence that Bank of China Shanghai Pudong Branch or CEC, despite being reputable, are committed to financing Montage’s acquisition of Pericom.

In comparison, and as discussed in our communications to Pericom shareholders, Diodes has secured a fully-funded term loan and an amended and extended credit agreement from Bank of America, which provide meaningful commitments reflective of the nature and size of the transaction with Diodes. In addition to a strong reputation and the ability to finance a transaction of this size, Bank of America has said that it will and has made available funds sufficient to allow Diodes to consummate an acquisition of Pericom.

Pericom clearly communicated its concerns regarding the uncertainty of Montage’s financing commitments early and often throughout initial negotiations and continued to reiterate these concerns after receiving Montage’s further proposals. In order to address these concerns, Pericom has even suggested numerous alternatives to Montage, including:

(i)	Placing an escrow of the full purchase price in the U.S.;

(ii)	Having its financial advisor, Barclays, commit to financing the transaction, as Barclays has done for other clients in the past;

(iii)	Obtaining a letter of credit from a U.S.-based bank or the U.S. branch of a Chinese bank; or

(iv)	Providing evidence that it has a fully funded credit facility in place.

Despite our clear and repeated requests to address our concerns about the financing and despite having several months to secure additional or revised commitments or to pursue any of the alternatives suggested by Pericom, Montage has been unable or unwilling to do so.

Of particular concern is Montage’s seeming inability to secure financing from its financial advisor Barclays for the proposed transaction despite Barclays knowledge of our repeated requests to Montage to secure real financing commitments. Yet, tellingly, in recent similar situations, Barclays has agreed to finance proposed acquisitions on behalf of its clients. This casts further doubt upon Montage’s ability to secure actual financing commitments.

A TRANSACTION WITH MONTAGE HAS SIGNIFICANT

DOMESTIC AND INTERNATIONAL REGULATORY HURDLES

To acquire Pericom, both Montage and Pericom would be required to obtain certain regulatory approvals both in and outside of the U.S., including approvals from governmental authorities in the PRC and Taiwan and from CFIUS. This fact remains true despite Montage’s hasty deletion of regulatory approval conditions in its November 4 revised offer. Although it is certainly a flashy way to address the Pericom Board’s concerns with respect to Montage’s ability to obtain regulatory approvals, parties to an acquisition cannot contract away the oversight of third party regulators. What Montage’s November 4 revised offer and accompanying press release do not highlight is that:

•	Regulatory filings will still be required in connection with an acquisition of Pericom by Montage whether or not the definitive agreement calls for such approvals as a contractual matter;

•	Regulators may still enact, issue, promulgate, enforce or enter a judgment or order making the acquisition illegal or enjoining or prohibiting the acquisition; and

•	If such a judgment or order is entered, Montage can walk away from the deal.

In reality, Montage knows full well that the “straightforward path to regulatory clearance” that it misleadingly claimed in its letter to our shareholders is anything but straightforward. If regulators indicate that there are real issues relating to Montage’s acquisition of Pericom, the Pericom Board has serious concerns about whether lenders would finance Montage’s acquisition, notwithstanding the deletion of closing conditions from the contract.

The Diodes offer, in comparison, has no regulatory requirements and would close quickly and easily; estimated closing is November 23, 2015.

DESPITE MONTAGE’S EMPTY ATTEMPTS TO MINIMIZE THE RISKS

ASSOCIATED WITH ITS OFFER, REAL ENFORCEABILITY RISKS STILL EXIST IF

MONTAGE CANNOT OR CHOOSES NOT TO CLOSE THE TRANSACTON

There is significant uncertainty with respect to Pericom’s ability to enforce Montage’s obligations under its proposed merger agreement, which greatly diminishes the value of the “hell or high water” regulatory approval covenants in that merger agreement, the escrow of the reverse breakup fee in Citibank or any other steps Montage claims to have made to mitigate the risk of not closing a transaction with Pericom.

Montage is a Cayman Islands company and has no meaningful assets in the United States (most of its assets are located in China). If Montage chooses to walk away for any reason, Pericom is likely to encounter significant challenges in connection with any attempt to enforce the merger agreement against Montage or to recover anything other than the $43 million reverse breakup fee escrowed in the United States.

•	Montage has even acknowledged this risk in its own SEC filings made in connection with its IPO, which stated: “[i]t may be difficult or impossible for you to bring an action against [Montage] in the United States in the event that you believe that your rights have been infringed...Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets.”

If Montage itself acknowledged this potential enforceability risk, a $43 million reverse breakup fee – which amounts to less than 11% of the $400 million value of the Diodes offer - will be little consolation to Pericom shareholders who would be required to sacrifice the premium offered by the Diodes transaction.

MONTAGE HAS FAILED TO MEET ITS OWN DEADLINES AND MADE NUMEROUS

MISREPRESENTATIONS ABOUT ITS ABILITY TO PROVIDE EVIDENCE OF COMMITTED FINANCING

Pericom has been engaged in discussions and negotiations with Montage regarding a potential transaction for several months. Despite receiving the initial draft of the proposed merger agreement and being provided access to the Pericom data room at the same time as Diodes, Montage has consistently failed to meet deadlines and target dates they themselves set.

Throughout its conversations with Montage, Pericom has clearly communicated the concerns of the Pericom Board about the financing risks associated with the Montage Offer, as well as Montage’s inability to meet self-imposed deadlines. Montage has repeatedly told the Pericom Board and its independent advisors that it is taking steps to address those concerns and obtain more definitive financing commitments. Early in the negotiations, Montage told the Pericom Board that it would have those commitments by August 31. However, consistent with its past behavior of missing target dates, Montage has failed to provide the requisite evidence of its ability to secure committed financing that would give the Pericom Board confidence in Montage’s ability to close a transaction.

For example, Montage initially targeted a signing date of August 6, then eventually postponed to August 31 but missed both deadlines. In addition, Montage was slow to conduct due diligence and provide comments and negotiate key business terms on the proposed definitive agreement, as they were unwilling to participate in an organizational call until August 4, notwithstanding the initial target signing date of August 6. It has been evident that Montage cannot respond promptly and meet deadlines due to its inability to secure committed financing.

MONTAGE’S CLAIMS ARE NOT SUPPORTED BY THE FACTS

In response to our thoroughly evaluated rejection of the Montage Offer, Montage sent a letter to our shareholders urging you to vote against Pericom’s proposed transaction with Diodes. That letter contains a number of inaccuracies and misleading statements about the viability of Montage’s financing commitments, which we address throughout this letter. The simple fact is that, despite repeated requests from the Pericom Board, Montage has not been able to obtain committed financing sufficient to close a transaction at $18.50 per share.

Perhaps most troubling, and in direct conflict with the misleading statements made by Montage, the Pericom Board has repeatedly and clearly communicated to Montage the deficiencies in its offer and has repeatedly and clearly given Montage opportunity to cure such deficiencies. Confident that our numerous messages and requests have been received and understood by Montage and its team of advisors, Montage’s failure to address the Pericom Board’s concerns leaves the Pericom Board no choice but to conclude that our requests are being flatly ignored.

After sending its letter to our shareholders, Montage then issued a press release, which similarly misrepresents the diligent process the Pericom Board engaged in to obtain the best possible outcome for our shareholders. As noted above, we have run a rigorous, objective and competitive process from July 2014 to October 2015 with the help of our independent financial and legal advisors that included the following actions:

•	Establishing a Transaction Committee in June 2015

•	Conducting 15 board meetings from June to October to discuss and consider all options available to Pericom

•	Engaging in side-by-side negotiations with Diodes and Montage – without granting exclusivity

•	Providing dataroom access and draft definitive agreement to both parties on July 24

•	Providing the same level of due diligence details and management access to both parties

Despite our best efforts to support Montage throughout the negotiations process, including multiple CEO-to-CEO calls and meetings, Montage repeatedly failed to meet deadlines and target dates that they themselves set. Montage is now complaining that they have been treated unfairly despite our every effort to include Montage in the process and fairly analyze its offer to determine whether it was truly a viable option for our shareholders.

While it is disappointing that Montage is resorting to making misleading and outright false statements directed to our shareholders, it is not surprising given the frequent misrepresentations Montage made during the last several months about its ability to obtain committed financing. These misrepresentations and frequently missed self-imposed deadlines eroded the Pericom Board’s trust and confidence in Montage’s true intentions and its ability to close a transaction. Do not be misled by Montage and its disingenuous efforts to make you believe that its offer is more viable that it actually is.

YOUR VOTE IS IMPORTANT – PLEASE SUBMIT THE WHITE PROXY CARD TODAY

TO SUPPORT THE TRANSACTION WITH DIODES

Pericom’s upcoming Special Meeting is important in delivering the best outcome for our shareholders. The Pericom Board unanimously recommends that you vote “FOR” Pericom’s proposed transaction with Diodes on the WHITE proxy card.

You may vote by telephone, over the internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any proxy card sent to you by Montage or its affiliates.

WE ARE COMMITTED TO DELIVERING THE BEST VALUE TO YOU, OUR SHAREHOLDERS

Thorough evaluation of both the Diodes’ agreement and Montage Offer has led the Pericom Board to the unanimous conclusion that the Diodes Agreement, which offers a high degree of closing certainty and a significant premium to Pericom’s stock price prior to the Company’s entry into the Diodes Agreement, is in the best interest of our shareholders.

Regards,

Pericom Semiconductor Corporation Board of Directors

By:/s/ Alex Hui

Name: Alex Hui

Title: Chief Executive Officer, President and Chairman of the Pericom Board of Directors

By: /s/ John Hui

Name: John Hui

Title: Member of the Pericom Board of Directors

By: /s/ Mike Sophie

Name: Mike Sophie

Title: Member of the Pericom Board of Directors

By: /s/ Hau Lee

Name: Hau Lee

Title: Member of the Pericom Board of Directors

By: /s/ Simon Wong

Name: Simon Wong

Title: Member of the Pericom Board of Directors

By: /s/ John East

Name: John East

Title: Member of the Pericom Board of Directors

Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; the impact of the announcement of the proposed transaction on Pericom’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to Pericom’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Pericom assumes no obligation to update any forward-looking statement contained in this document.

Important Additional Information

Pericom has filed a definitive proxy statement and relevant documents in connection with the special meeting of the shareholders of Pericom at which the Pericom shareholders will consider certain proposals regarding the potential acquisition of Pericom by Diodes Incorporated (the “Special Meeting Proposals”). Pericom and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Pericom’s shareholders in connection with the Special Meeting Proposals. SHAREHOLDERS OF PERICOM ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the definitive proxy statement from Pericom by contacting Pericom’s Investor Relations by telephone at (408) 232-9100, or by mail Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035 or by going to Pericom’s Investor Relations page on its corporate website at www.pericom.com.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry’s most complete solutions for the computing, communications, consumer and embedded market segments. Pericom’s analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today’s ever-increasing speed and bandwidth demanding applications. Company headquarters is in Milpitas, California, with design centers and technical sales and support offices globally.

Participants in the Solicitation

Pericom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pericom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein was included in the definitive proxy statement. Additional information regarding the directors and executive officers of Pericom is included in the amendment to the 10-K, which was filed with the SEC on October 14, 2015, and is supplemented by other public filings made, and to be made, with the SEC by Pericom.

Company Contact:

Pericom Semiconductor

Kevin Bauer, CFO

P: 408-232-9100

E: kbauer@pericom.com

Investor Contact:

MacKenzie Partners, Inc.

Dan Burch / Larry Dennedy

212-929-5500

Media Contact:

Sard Verbinnen & Co

Steven Goldberg / John Christiansen

310-201-2040 / 415-618-8750